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                                                                Exhibit 10.20


                         JANSSEN-MEYERS ASSOCIATES, L.P.
                                 17 State Street
                               New York, NY 10004



                                          September    , 1998



Anthra Pharmaceuticals, Inc.
103 Carnegie Center, Suite 102
Princeton, NJ 08540

Attention: Michael C. Walker, President

Gentlemen:

            This letter, when executed by the parties hereto, will constitute an agreement between Anthra Pharmaceuticals, Inc. (the "Company") and Janssen-Meyers Associates, L.P. ("JMA") pursuant to which the Company agrees to retain JMA and JMA agrees to be retained by the Company under the terms and conditions set forth below.

            1. The Company hereby retains JMA to perform consulting services related to corporate finance and other financial services matters, and JMA hereby accepts such retention. In this regard, subject to the terms set forth below, JMA shall furnish to the Company advice and recommendations with respect to such aspects of the business and affairs of the Company as the Company shall, from time to time, reasonably request upon reasonable notice. In addition, JMA shall hold itself ready to assist the Company in evaluating and negotiating particular contracts or transactions, if requested to do so by the Company, upon reasonable notice.

            2. As compensation for the services described in paragraph 1 above, the Company shall pay to JMA a fee of $99,972, for the full term of 36 months, payable in 36 equal monthly installments. In addition to the compensation payable in this Section 2, the Company will reimburse JMA for any and all reasonable expenses incurred by JMA in the performance of its duties under paragraphs 3 or 4 hereunder, and JMA shall account for such expenses to the Company. Such reimbursement shall accumulate and be paid monthly. No expenses in excess of $1,000 shall be incurred or reimbursed without the prior consent of the Company. Nothing contained herein shall prohibit JMA from receiving any additional compensation under paragraphs 3 and 4 herein or otherwise.
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            3. In addition, JMA shall hold itself ready to assist the Company in evaluating and negotiating particular contracts or transactions, if requested to do so by the Company, upon reasonable notice, and will undertake such evaluations and negotiations upon prior written agreement as to additional compensation to be paid by the Company to JMA with respect to such evaluations and negotiations.

            4. The Company and JMA further acknowledge and agree that JMA may act as a finder or financial consultant in various business transactions in which the Company may be involved, such as mergers, acquisitions or joint ventures. The Company hereby agrees that if in the event JMA shall first introduce to the Company another party or entity, and that as a result of such introduction, a transaction is consummated, the Company shall pay to JMA a fee equal to five percent (5%) of the amount up to $5 million and two and one half percent (2-1/2%) of the excess, of the consideration received by the Company from parties introduced to the Company by JMA in any transaction (including mergers, acquisitions, joint ventures and other business transactions) consummated by the Company with a party introduced to the Company by JMA. Such fee shall be paid in cash at the closing of the transaction to which it relates or at such time as the consideration is received or paid by the Company, and shall be payable whether or not the transaction involves stock, or a combination of stock and cash, or is made on the installment sale basis. Notwithstanding
Section 2 of this Agreement above, this Section 4 shall remain in effect for a term of 60 months.


            5. All obligations of JMA contained herein shall be subject to JMA's reasonable availability for such performance, in view of the nature of the requested service and the amount of notice received. JMA shall devote such time and effort to the performance of its duties hereunder as JMA shall determine is reasonably necessary for such performance. JMA may look to such others for such factual information, investment recommendations, economic advice and/or research, upon which to base its advice to the Company hereunder, as it shall deem appropriate. The Company shall furnish to JMA all information relevant to the performance by JMA of its obligations under this Agreement, or particular projects as to which JMA is acting as advisor, which will permit JMA to know all facts material to the advice to be rendered, and all material or information reasonably requested by JMA. In the event that the Company fails or refuses to furnish any such material or information reasonably requested by JMA, and thus prevents or impedes JMA's performance hereunder, any inability of JMA to perform shall not be a breach of its obligations hereunder.

            6. Nothing contained in this Agreement shall limit or restrict the right of JMA or of any partner, employee, agent or representative of JMA, to be a partner, director, officer,


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employee, agent or representative of, or to engage in, any other business, whether of a similar nature or not, nor to limit or restrict the right of JMA to render services of any kind to any other corporation, firm, individual or association.

            7. JMA will hold in confidence any confidential information which the Company provides to JMA pursuant to this Agreement unless the Company gives JMA permission in writing to disclose such confidential information to a specific third party. In addition, all confidential information which the Company provided to JMA in connection with its initial public offering shall be considered confidential information for purposes of this Agreement. Notwithstanding the foregoing, JMA shall not be required to maintain confidentiality with respect to information (i) which is or becomes part of the public domain through no fault of JMA; (ii) of which it had independent knowledge prior to disclosure; (iii) which comes into the possession of JMA in the normal and routine course of its own business from and through independent non-confidential sources; or (iv) which is required to be disclosed by JMA by governmental requirements. If JMA is requested or required (by oral questions, interrogatories, requests for information or document subpoenas, civil investigative demands, or similar process) to disclose any confidential information supplied to it by the Company, or the existence of other negotiations in the course of its dealings with the Company or its representatives, JMA shall, unless prohibited by law, promptly notify the Company of such request(s) so that the Company may seek an appropriate protective order.

            8. Each of the Company and JMA agrees to indemnify and hold harmless each other, and their respective partners, employees, agents, representatives and controlling persons (and the officers, directors, employees, agents, representatives and controlling persons of each of them) from and against any and all losses, claims, damages, liabilities, costs and expenses (and all actions, suits, proceedings or claims in respect thereof) and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the cost of investigating, preparing or defending any such action, suit, proceeding or claim, whether or not in connection with any action, suit, proceeding or claim in which JMA or the Company is a party), as and when incurred, directly or indirectly, caused by, relating to, based upon or arising out of JMA's service pursuant to this Agreement. The Company further agrees that JMA shall incur no liability to the Company or any other party on account of this Agreement or any acts or omissions arising out of or related to the actions of JMA relating to this Agreement or the performance or failure to perform any services under this Agreement except for JMA's intentional or willful misconduct. This paragraph shall survive the termination of this Agreement. Notwithstanding the foregoing, no party otherwise entitled to indemnification shall be entitled thereto to the extent such party has been determined to


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have acted in a manner which has been deemed gross negligence or wilful misconduct regarding the matter for which indemnification is sought herein.

            9. This Agreement may not be transferred, assigned or delegated by any of the parties hereto without the prior written consent of the other party hereto.

            10. The failure or neglect of the parties hereto to insist, in any one or more instances, upon the strict performance of any of the terms or conditions of this Agreement, or their waiver of strict performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment in the future of such term or condition, but the same shall continue in full force and effect.

            11. This Agreement is for a term of thirty-six (36) months, except for Section 4 above which shall be for a term of sixty (60) months, and may not be terminated by the Company. This Agreement may be terminated by JMA at any time upon 30 days notice; provided JMA shall repay any portion of their fee which was not earned on the effective date of such termination. Paragraphs 4, 7 and 8 shall survive the expiration or termination of this Agreement under all circumstances.

            12. Any notices hereunder shall be sent to the Company and to JMA at their respective addresses set forth above. Any notice shall be given by registered or certified mail, postage prepaid, and shall be deemed to have been given when deposited in the United States mail. Either party may designate any other address to which notice shall be given, by giving written notice to the other of such change of address in the manner herein provided.

            13. (a) This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to conflict of laws.

                  (b) The Company (a) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (b) waives any objection which the Company may have now or hereafter to the venue of any such suit, action or proceeding, and (c) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York and the United States District Court for the Southern District of New York in any such suit, action or procedure. Each of the Company and the Underwriter further agrees to accept and acknowledge service of any and all process which may be served in any suit, action or proceeding in the New York State Supreme Court for the Southern District of New York, and agrees that service of process upon the Company mailed by certified mail to the Company's


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address shall be deemed in every respect effective service of process upon the company in any such suit, action or proceeding. In the event of litigation between the parties arising hereunder, the prevailing party shall be entitled to costs and reasonable attorney's fees.

            14. This Agreement contains the entire agreement between the parties, may not be altered or modified, except in writing and signed by the party to be charged thereby, and supersedes any and all previous agreements between the parties relating to the subject matter hereof.

            15. This Agreement shall be binding upon the parties hereto, the indemnified parties referred to in Section 7, and their respective heirs, administrators, successors and permitted assigns.


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            If you are in agreement with the foregoing, please execute two copies of this letter in the space provided below and return them to the undersigned.

                                          Very truly yours,

                              JANSSEN/MEYERS ASSOCIATES, L.P.
                              BY: MEYERS/JANSSEN SECURITIES CORP.
                                    General Partner


                              By_________________________________________
                                  Bruce Meyers
                                  Vice President

ACCEPTED AND AGREED TO AS OF
THE DATE FIRST ABOVE WRITTEN

ANTHRA PHARMACEUTICALS, INC.


By:___________________________
      Michael C. Walker
      President


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